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                                   Exhibit 11

                              WVS Financial Corp.
                 Statement Re Computation of Per Share Earnings


                                                    Three Months Ended
                                                       September 30,
                                                    1996           1995
                                                  ---------      ---------

Weighted average common shares outstanding        1,736,830      1,736,400

Average unearned ESOP shares                        (57,677)       (65,726)
Common stock equivalents:
    stock options                                    62,842         52,129
                                                  ---------      ---------
Weighted average common shares and
    common stock equivalents used to
    calculate primary earnings per share          1,741,995      1,722,803

Additional common stock equivalents:
    stock options used to calculate
    fully diluted earnings per share                  1,943          6,117
                                                  ---------      ---------

Weighted average common shares and
    common stock equivalents used to
    calculate fully diluted earnings per share    1,743,938      1,728,920
                                                  ---------      ---------
                                                  ---------      ---------

Net Income                                       $  250,258     $  775,166
                                                  ---------      ---------
                                                  ---------      ---------

Earnings per share:
    Primary                                           $0.14          $0.45
    Fully diluted                                     $0.14          $0.45


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